UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2007

Berliner Communications, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28579 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

20 Bushes Lane Elmwood Park, New Jersey (Address of Principal Executive Offices)	07407 (Zip Code)

Registrant's telephone number, including area code: (201) 791-3200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 16, 2007 (the “Closing Date”), our wholly-owned subsidiary BCI Communications, Inc. (“BCI”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Radian Communication Services, Inc., a Delaware corporation (“Radian”) to purchase a certain of the U.S. assets and operations of Radian and assume certain liabilities of Radian, as more fully described below in “Item 2.01 - Completion of Acquisition or Disposition of Assets.” Radian, a Canadian-based company, will continue its operations in Canada and other U.S.-based operations relating to construction of television and broadcast radio towers in the United States.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On the Closing Date, BCI entered into an Asset Purchase Agreement with Radian pursuant to which BCI acquired certain of Radian’s U.S. assets and operations (the “Purchased Assets”) for an aggregate purchase price of approximately $8.9 million (the “Purchase Price”) and assumed approximately $3.2 million of certain liabilities of Radian (the “Assumed Liabilities”), all as set forth in the Asset Purchase Agreement. BCI paid $600,000 of the Purchase Price into an Escrow Account under the terms of the Asset Purchase Agreement. The Purchase Price was paid by funds obtained from BCI’s existing credit facility with Presidential Financial Corporation of Delaware. The Purchase Price includes cash consideration of approximately $3.6 million paid on the Closing Date and the remaining $2.1 million, subject to post-closing adjustments, to be paid if and as receivables are collected. The Asset Purchase Agreement also provides for a closing payment adjustment two weeks after the Closing Date, and an additional adjustment to the Purchase Price within six months of the Closing Date, both to be based on a final determination of factors used in calculating the Purchase Price paid on the Closing Date.

Radian and BCI have made representations and warranties to each other that are customary in asset purchase agreements. Most of the representations and warranties of Radian will survive the Closing Date. Radian has agreed to indemnify BCI and its Affiliates (collectively, the “Purchaser’s Indemnified Persons”) against losses and damages incurred by any such Purchaser’s Indemnified Person for (a) any breach of any of the representations or warranties made by Radian in the Asset Purchase Agreement, (b) any default by Radian in respect of performance of any of the covenants or agreements of Radian in the Agreement, (c) violations of law, (d) violation of Bulk Sales laws, (e) any liability or obligation with respect to Completed Jobs (as defined in the Asset Purchase Agreement), or (f) any liability associated with a claim made against Radian in respect of Radian’s operations prior to the Closing Date, to the extent not specifically assumed by BCI under the terms of the Asset Purchase Agreement. BCI agreed to indemnify Radian and its Affiliates (collectively, the “Seller Indemnified Persons”) against losses and damages incurred by any such Seller Indemnified Person for (a) any breach by BCI of the representations and warranties, covenants or agreements made by BCI in the Asset Purchase Agreement, or (b) any liability to the Seller Indemnified Persons related to any of the Assumed Liabilities.

The foregoing description of the Asset Purchase Agreement does not purport to be a complete statement of the parties’ rights under the Asset Purchase Agreement and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is filed as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

To be filed by amendment no later than 71 calendar days after the date this Current Report is required to be filed.

(b) Pro Forma financial information

To be filed by amendment no later than 71 calendar days after the date this Current Report is required to be filed.

(c) Exhibits

10.1	Asset Purchase Agreement, dated as of April 16, 2007, by and among Radian Communication Services, Inc. and BCI Communications, Inc.

99.1	Press Release of Berliner Communications, Inc, dated April 16, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERLINER COMMUNICATIONS, INC.

Date: April 20, 2007	By:	/s/ RICHARD BERLINER
	Name:	Richard Berliner
	Title:	Chief Executive Officer

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